Exhibit 99.1

Jernigan Capital Announces Results for the

Year Ended December 31, 2015 and Reports on Capital Activities

MEMPHIS, Tennessee, March 7, 2016 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP) today announced results for the year ended December 31, 2015 and reported on recent capital activities. Highlights include:

▪	Closed $175.7 million of investment transactions during nine months between IPO and year-end;

▪	Created robust pipeline in excess of $600 million at March 7, 2016, including $119.4 million subject to active term sheets;

▪	Obtained up to $110.0 million of additional private capital in joint venture with funds managed by Heitman Capital Management LLC (the “Heitman Joint Venture”);

▪	Executed term sheet for secured credit facility for up to $60.0 million expected to close in late March 2016;

▪	Created substantial potential value in profits interests in development projects and elected fair value accounting to allow for reporting of value in profits interests; and

▪	Positioned company for future growth with experienced team having broad skill-sets and platform designed for substantially greater investment portfolio.

“I am very pleased that in nine months from a standing start we were able to consummate $175.7 million of high quality investment transactions that will provide impressive returns to our shareholders as these investments mature, as well as develop a robust pipeline for future value creation,” commented Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital, Inc. “We are extremely excited about the Heitman Joint Venture and the expected capital it will add to our platform. Companies which I have led have done several joint ventures with Heitman-managed funds, and we view the Heitman commitment to be a ringing endorsement of our business model and ability to create value for our owners. While we have faced certain challenges that are common to early-stage public companies, we have aggressively solved those challenges by obtaining accretive capital from world class real estate investors who believe in our ability to create value and by building an outstanding team and platform that can absorb substantial growth and deliver exceptional returns in the future.”

The Company executed a joint venture agreement with Heitman on March 7, 2016. Under the joint venture agreement, the Company will contribute to the Heitman Joint Venture three existing investments with an aggregate committed principal amount of approximately $41.9 million and is obligated to provide all new development investment opportunities to the joint venture until the earlier of March 31, 2017 or until the joint venture’s capital is fully committed. Heitman has committed up to $110.0 million for a 90% interest in the joint venture, with the Company committing $12.2 million for a 10% interest (approximately $7.9 million of which will be contributed in the form of the drawn balances on the three existing investments). The maximum investment by Heitman is contingent on a $75.0 million institutional co-investment that has not yet been finalized, though it is in process.  If an institutional co-investor does not consummate a proposed investment within 60 days, the joint venture will remain at approximately $41.9 million and the Company will no longer be obligated to provide any new development investment opportunities to the joint venture. Total capital committed to the joint venture is $122.2 million. The Company expects to receive preferential distributions and administrative fees between $1.1 million and $1.2 million over the life of the joint venture, and can receive promoted interests of up to 40% after various return hurdles are reached by Heitman.

“We believe this partnership with Heitman is an outstanding capital solution for us at this stage of our existence,” said John Good, President and Chief Operating Officer of the Company. “The joint venture provides capital to sustain the impressive growth we have experienced during our first nine months, creates the potential for a return that we believe is most compelling to our existing shareholders, and at the same time allows us to leverage the excellent platform we have built with additional income to offset a portion of our general and administrative expenses. Combined with a proposed $60.0 million credit facility that we hope to close in a few weeks, we have created the ability to continue funding our impressive pipeline of high-return investment opportunities and aggressively pursuing new programmatic developers.”

Mr. Good continued: “Based on prevailing cap rates and projected property operating results at stabilization, we believe we have created between $20.5 million and $28.5 million of additional shareholder value through our profits interests in our development investments (including those made through the Heitman Joint Venture), which we believe translates to a current implied value of our common stock between $19.50 and $21.00 per share. We expect shareholders to see this value creation in coming quarters as existing development projects are completed and we reflect the value of our profits interests in those projects through our fair value adjustments in our financial statements.”

Mr. Jernigan continued: “We continue to experience exceptional fundamentals in the self-storage sector, with occupancies at all-time highs and demand far outpacing supply. These dynamics have created a development opportunity from which we are uniquely positioned to benefit through our creative and flexible financing structure, our ability to leverage our industry knowledge and experience to add value to developers and our large network of industry contacts that has produced deal flow in excess of $1.0 billion during our first nine months in business. We are very excited about our position and future.”

Financial Highlights

At December 31, 2015, the Company had closed 24 investment transactions for an aggregate committed principal amount of $175.7 million. These investments consisted of:

		Dollars in Thousands
	# Transactions	Commitment		Funded(2)	Unfunded

Development property investments with 49.9% profits interest	14	$118,440	(1)	$31,205	$87,235
Construction Loans	4	36,833		9,477	27,356
Operating Property Loans	6	20,460		19,983	477
Total	24	$175,733		$60,665	$115,068

(1)	Includes $41.9 million ($7.5 million funded) in three investments that will be transferred to the Heitman Joint Venture.
(2)	Includes loan origination fees of approximately $1.7 million that are not reflected in the carrying value of the Company’s investments on its balance sheet but are accreted into the carrying value of investments as loans advance toward maturity. The Company’s investments are carried at fair value. For the nine months ended December 31, 2015, the Company had an increase of approximately $872,000 in the fair value of its investment portfolio. Taking into account the deferred loan origination fees and the increase in fair value noted above, the carrying value of the Company’s investments at December 31, 2015 was approximately $59.8 million.

For the year ended December 31, 2015 (nine months of operations), the Company had interest income (including amortization of loan origination fees) of approximately $1.7 million. For the quarter ended December 31, 2015, the Company’s interest income was approximately $1.0 million, an increase of approximately $430,000, or 74.4% over interest income for the quarter ended September 30, 2015. The increase in interest income period-to-period was primarily due to increased funding of the Company’s portfolio of development investments.

For the year ended December 31, 2015, the Company incurred general and administrative expenses of approximately $4.7 million. For the quarter ended December 31, 2015, general and administrative expenses were approximately $1.9 million, an approximately $253,000, or 15.6%, increase over general and administrative expenses for the quarter ended September 30, 2015. The increase was attributable primarily to the recognition of a full quarter’s compensation expense related to ten employees who joined the Company after August 15, 2015 and certain taxes incurred as a result of the Company’s relocation to Tennessee.

General and administrative expenses for the year ended December 31, 2015, as well as a comparison of general and administrative expenses for the 3rd and 4th quarters, are as follows:

	Dollars in Thousands
	Quarter Ended		Nine-Months Ended
	September 30	December 31	December 31
Compensation and benefits	$539	$641	$1,406
Occupancy	79	104	234
Business development	206	149	539
Professional fees	382	345	950
Management fees to Manager	414	414	1,237
Other	7	227	337
Total	$1,627	$1,880	$4,703

Of the compensation and benefits expense for the quarter ended December 31, 2015 approximately $138,000 consisted of stock-based compensation, which is a non-cash expense, compared to approximately $133,000 for the quarter ended September 30, 2015 and approximately $305,000 for the nine-months ended December 31, 2015. For the year ending December 31, 2016, the Company expects its general and administrative expenses to range from $7.4 million to $7.6 million, which includes $900,000 to $950,000 of stock-based compensation.

As of December 31, 2015, the Company had total assets of $105.4 million, total investments of $59.8 million, and total equity of $101.8 million. As of December 31, 2015, the Company had no debt.

2016 Earnings Guidance

The company is providing initial diluted earnings per share of common stock, Adjusted Earnings per share of common stock and Adjusted Cash Earnings per share of common stock guidance for 2016 based on management's current and expected views of company activity (including fair value appreciation), the self-storage market, and overall economic conditions.  Adjusted Earnings is a measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income plus stock-based compensation expense, and Adjusted Cash Earnings is a non-GAAP measure and is defined as Adjusted Earnings reduced by unrealized appreciation in fair value of investments.

The Company estimates that its 2016 diluted earnings per share will range from $0.64 and $1.09 per share, representing $0.86 at the midpoint, and that its Adjusted Earnings per Share will be between $0.79 and $1.24 per share, representing $1.01 at the midpoint. The Company’s estimates are based on the following key assumptions:

•	Heitman Joint Venture total capital commitments of $122.2 million and Company’s transfer of three development property investments, two in Miami, Florida, and one in Fort Lauderdale, Florida, with an aggregate committed principal amount of $41.9 million to the Heitman Joint Venture;

•	Additional advances of between $59.0 million and $60.0 million on existing investment commitments by year-end 2016 (excluding the three investments to be contributed to the Heitman Joint Venture), bringing total funding to approximately $113.0 million on $133.8 million of aggregate committed principal amount of investments;

•	Projected unrealized appreciation in the Company’s investment portfolio pursuant to fair value accounting in 2016 ranging from approximately $5.0 million to $7.0 million (approximately $0.80 per share to approximately $1.12 per share), which increase includes the effect of eight of the Company’s development property investments being completed and entering lease-up;

•	Closing of proposed credit facility and utilization throughout 2016 of between $35.0 million and $40.0 million of the Company’s proposed credit facility to provide funding for existing investment commitments;

•	Total interest income for 2016 of approximately $6.0 million to $6.5 million and income from Heitman Joint Venture of $1.2 million to $1.3 million; and

•	General and administrative expenses for 2016 of approximately $7.4 million to $7.6 million (which includes non-cash stock-based compensation of between $900,000 and $950,000).

Adjusted Cash Earnings per Share are estimated to range from $(0.01) per share to $0.12 per share, representing $0.07 as the midpoint.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Tuesday, March 8, 2016 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at www.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The archive of the webcast will be available on the Company’s website until March 21, 2016.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-876-9177

International: 1-785-424-1666

Passcode: JCAPQ415

Conference Call Playback:

Domestic: 1-800-283-8520

International: 1-402-220-0870

The playback can be accessed until midnight Eastern Time on March 21, 2016.

About Jernigan Capital, Inc.

Jernigan Capital is a preferred capital source for self-storage entrepreneurs, providing debt and equity capital to private developers, owners and operators of self-storage facilities. Through its national network of contacts developed by its business development team led by Dean Jernigan, a 30+ year industry veteran, Jernigan Capital originates self-storage capital solutions for the ground-up construction of self-storage facilities or major self-storage redevelopment opportunities, as well as for the acquisition of, refinancing of existing indebtedness on, or recapitalization of existing self-storage facilities. Jernigan Capital intends to elect to be taxed as a real estate investment trust and is externally managed by JCap Advisors, LLC.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding our future performance, our 2016 earnings guidance and related key assumptions, future profits from investments, our future stock price, our Heitman Joint Venture, including the potential, but not consummated, $75.0 million institutional co-investment in the Heitman Joint Venture, our proposed credit facility, our loan pipeline, our anticipated loan closings and future funding of existing loan commitments. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. There can be no assurance that Heitman will procure a $75.0 million institutional co-investment in the Heitman Joint Venture, that we will complete our proposed credit facility or that our expectations of the future performance of our investments or the Heitman Joint Venture will be achieved. There is the risk that we will fail to successfully negotiate term sheets and enter into definitive agreements with respect to prospective loan transactions included in the pipeline described above, as well as the possibility that loans we anticipate making in the future, for which we have signed term sheets, will not close. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (“SEC”) and our other filings with the SEC from time to time, which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income plus stock-based compensation expense, and Adjusted Cash Earnings is a non-GAAP measure and is defined as Adjusted Earnings reduced by unrealized appreciation in fair value of investments. Management uses Adjusted Earnings and Adjusted Cash Earnings as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various non-cash items included in net income that do not relate to or are not indicative of its operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Cash Earnings may not be comparable to other key performance indicators reported by other REITs or real estate companies.

Contact:

Jernigan Capital, Inc.

John A. Good – (901) 567-9517

JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

(in thousands)

	December 31, 2015	December 31, 2014
	(unaudited)

Assets:
Cash and cash equivalents	$43,859	$1
Restricted cash	-	15
Development property investments at fair value	40,222	-
Operating property loans at fair value	19,600	-
Prepaid expenses and other assets	1,485	-
Fixed assets, net	261	-
Total assets	$105,427	$16

Liabilities:
Due to Manager	$698	$-
Accounts payable, accrued expenses and other liabilities	808	15
Dividends payable	2,157	-
Total liabilities	3,663	15

Equity:
Jernigan Capital, Inc. stockholders’ equity:
Preferred stock	-	-
Common stock	62	-
Additional paid-in capital	110,634	1
Accumulated deficit	(9,396)	-
Total Jernigan Capital, Inc. stockholders' equity	101,300	1
Non-controlling interests	464	-
Total equity	101,764	1
Total liabilities and equity	$105,427	$16

JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Quarter and Year ended December 31, 2015

(unaudited)

(in thousands, except share data)

	Quarter Ended December 31, 2015	Year Ended December 31, 2015
Revenues:
Interest income from investments	$1,008	$1,743
Net interest income	1,008	1,743

Costs and expenses:
General and administrative expenses reimbursable to Manager	810	2,121
General and administrative expenses	656	1,345
Investment expenses	-	262
Management fees to Manager	414	1,237
Restructuring costs	56	276
Deferred termination fee to Manager	156	464
Total costs and expenses	2,092	5,705

Operating loss	(1,084)	(3,962)

Other income:
Change in fair value of investments	216	872
Other interest income	37	147
Total other income	253	1,019
Net loss	$(831)	$(2,943)

Basic and diluted net loss per share of common stock	$(0.15)	$(0.69)
Basic and diluted weighted average shares of common stock outstanding	6,000,000	4,504,356

Dividends declared per share of common stock	$0.35	$1.05

JERNIGAN CAPITAL, INC.

RECONCILIATION OF ADJUSTED EARNINGS PER SHARE OF COMMON STOCK AND

ADJUSTED CASH EARNINGS PER SHARE OF COMMON STOCK

2016 Guidance

2016 Full Year Guidance	Range or Value
Diluted earnings per share of common stock	$0.64	to	$1.09
Plus: stock-based compensation	0.15		0.15
Adjusted Earnings per share of common stock	$0.79	to	$1.24
Less: unrealized appreciation in fair value of investments	(0.80)		(1.12)
Adjusted Cash Earnings per share of common stock	$(0.01)	to	$0.12